EXHIBIT 11

                 Statement of Computation of Per Share Earnings

             Set forth below is the basis for the computation of earnings per share for periods shown.

                                                  Years Ended December 31,

                                        2003             2002           2001
                                        ----             ----           ----
Earnings (loss) Per Common Share

Basic                                 $   0.17        $  (0.78)      $  (0.99)

Average Shares Outstanding             822,250         822,250        822,250

Diluted                               $   0.17        $  (0.78)      $  (0.99)

Average Shares Outstanding             822,250         822,250        822,250